UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 8, 2005

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 8, 2005, Electronic Arts Inc. entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to acquire JAMDAT Mobile Inc. in a merger transaction by which JAMDAT will become a wholly-owned subsidiary of Electronic Arts (the “Merger”). Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, each issued and outstanding share of JAMDAT’s common stock, other than shares owned by any stockholders who are entitled to and who properly exercise dissenters’ rights under the Delaware General Corporation Law, will be cancelled and converted automatically into the right to receive $27.00 in cash, without interest. In addition, Electronic Arts will assume JAMDAT’s stock options which are outstanding immediately prior to the effective time of the Merger. Each option will be converted into an option to purchase a number of shares of Electronic Arts common stock equal to $27.00 divided by the average closing sale price of one share of Electronic Arts common stock for the five most recent trading days preceding the closing date of the Merger as quoted on the NASDAQ Stock Market. This transaction will be taxable to JAMDAT shareholders.

Each of Mitch Lasky, Apax Partners and Benchmark Capital have agreed to vote their shares of JAMDAT common stock in favor of the Merger and against any proposal made in opposition to or in competition with the Merger. The outstanding shares subject to these voting agreements represent, as of December 8, 2005, in the aggregate, approximately 28.6% of the outstanding shares. The voting agreements will terminate if the Merger Agreement is terminated for any reason. The Merger Agreement contains certain termination rights for both Electronic Arts and JAMDAT, and further provides that, upon termination of the Merger Agreement under specified circumstances, JAMDAT may be required to pay Electronic Arts a termination fee of up to $26.8 million.

The consummation of the Merger is subject to the approval of JAMDAT stockholders, expiration of the Hart-Scott-Rodino waiting period and receipt of any necessary approvals under foreign antitrust laws, and other closing conditions. Dates for closing the Merger and for the JAMDAT stockholders’ meeting to vote on the Merger have not yet been determined.

Electronic Arts intends to file a copy of the Merger Agreement as an exhibit to an amendment of this current report on Form 8-K. You are encouraged to read the Merger Agreement for a more complete understanding of the transaction. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01 Regulation FD Disclosure.

On December 8, 2005, Electronic Arts and JAMDAT issued jointly a press release in which they announced that they had entered into a definitive Agreement and Plan of Merger pursuant to which Electronic Arts will acquire JAMDAT. A copy of the press release is attached hereto as Exhibit 99.1. Neither the information in Section 7.01 of this Form 8-K nor the information in the press release shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued jointly by Electronic Arts Inc. and JAMDAT Mobile Inc., dated December 8, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: December 8, 2005	By:	/s/ Warren C. Jenson
Warren C. Jenson
Executive Vice President, Chief Financial
and Administrative Officer